Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Fourth Quarter Results
Torrance, California, April 4, 2008 – Virco Mfg. Corporation (NASDAQ: VIRC) announced financial results for the fourth quarter and year ended January 31, 2008, in the following letter to stockholders from Robert A. Virtue, President and CEO:
2007 was a year of marked improvement for Virco. We continued to progress financially and operationally, strengthening both our balance sheet and our product portfolio. These advances have positioned us for future market share gains, despite short-term economic conditions that may temporarily depress activity in our core K-12 furniture and equipment market. Here are the year-over-year highlights for 2007 versus 2006:
➢ A 2.9% increase in revenue from $223,107,000 to $229,565,000

➢ A 52.6% increase in pre-tax operating earnings, from $7,991,000 to $12,192,000

➢ Improved operating cash flow from $10,915,000 to $16,884,000

➢ Gross margin improvement from 35.2% to 36.4%

➢ Operating margin improvement from 3.6% to 5.3%

➢ Restoration of a regular quarterly cash dividend of $0.025 per share

➢ Strong market acceptance of new products such as Metaphor® and Telos®

➢ A solid balance sheet and cost-competitive domestic infrastructure that provide a platform for future growth
For the 4th quarter, revenue declined 10.4% from $36,319,000 to $32,535,000. Earnings also declined 10.4%, from a loss of $2,853,000 to a loss of $3,150,000. Given the current slowdown in the broader economy, our slower 4th quarter could be seen as a harbinger of lower revenue for Virco in 2008. But while there may be some element of market weakness contained in the 4th quarter results, we believe there is also an element of increasing seasonality, a trend we’ve been documenting for the past three years. Here are the numbers for the quarter and the year:

	Three Months Ended		Twelve Months Ended
	1/31/2008	1/31/2007	1/31/2008	1/31/2007
		(In thousands, except share data)
Sales	$32,535	$36,319	$229,565	$223,107
Cost of sales	22,076	24,676	145,901	144,495

Gross margin	10,459	11,643	83,664	78,612
Selling, general, administrative & interest	13,894	14,290	71,472	70,621

(Loss) income before taxes	(3,435)	(2,647)	12,192	7,991
Income tax (benefits) expense	(285)	206	(10,027)	446

Net (loss) income	$(3,150)	$(2,853)	$22,219	$7,545

Net (loss) income per share — basic	$(0.22)	$(0.20)	$1.54	$0.56
Net (loss) income per share — diluted	(0.22)	(0.20)	1.53	0.55

Weighted average shares outstanding - basic (a)	14,416	14,362	14,401	13,590
Weighted average shares outstanding - diluted (a)	14,416	14,362	14,539	13,611

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2008	1/31/2007

Current assets	$66,514	$60,032
Non-current assets	60,521	56,245
Current liabilities	34,518	37,038
Non-current liabilities	20,369	30,361
Stockholders’ equity	72,148	48,878
As we look forward to 2008, we see a mixed picture. On the negative side, a slowdown in the overall economy may lead to lower state tax receipts and reduced spending for K-12 furniture and equipment. It is also clear that key raw materials, such as steel, plastic resin, and diesel fuel will sustain cost increases.
On the positive side, we’re in a better position to weather these challenges than in 2000, the last time national and state budgets were negatively impacted by a slowing economy. We believe our 2008 price increases (already implemented) will offset most of the cost increases in raw materials. Our cost structure is now approximately 65% variable, giving us reasonable confidence that we can operate profitably amid fluctuating market conditions.
We’re also leaner than we were in 2000, as illustrated by the following metrics:

Metric	Fiscal 2000	Fiscal 2007
Revenue	$287,342,000	$229,565,000
Interest and Depreciation	$18,374,000	$8,919,000
Gross Margin	32.40%	36.40%
Headcount	2,300	1,200
Sales per Employee	$125,000	$191,000
Pre-tax Operating Margin	2.40%	5.30%
Capital Expenditures	$22,711,000	$4,832,000
Perhaps most importantly, our product development and factory improvement initiatives have significantly strengthened our market position. One of our core skills is new product development. Several years ago, Zuma® reshaped industry standards for classroom furniture that was both comfortable and affordable. In 2006 we introduced Sage®, a “big brother” to Zuma®, and in 2007 we introduced Metaphor® and Telos®. All three lines were designed, engineered and tooled within our current capital expenditures budget, which also supports our ongoing factory improvement efforts.
We actively use plant tours to educate current and potential customers about our capabilities. Many of these visitors have also toured competitors’ plants – both in the U.S. and offshore. We receive uniformly high marks for the excellence of our facilities, which is why we continue to use them in our marketing efforts.
So in addition to becoming much more efficient as measured by sales dollars per employee, we’ve also improved our efficiency in capital deployment for growth and process enhancement. It is this set of skills gives us such enthusiasm for the future.
We also believe we’re well positioned relative to emerging macro-economic and supply chain trends. Several years ago we were on the wrong side of these trends; now we appear to be on the right side. As the cost of imports continues to climb and the credit environment tightens, our financial strength and proximity to end-users may amplify the impact of our new products. It is unclear whether such synergies will be adequate to offset a general contraction in our market, but as of this report incoming order rates are relatively steady compared to the same period last year. This makes us cautiously optimistic that 2008 may approximate 2007 in terms of operating results.
While we have long favored an organic approach to market development, we believe it’s even more appropriate in times of economic uncertainty. Whatever happens over the short-term, America will continue to value the educational process. As the most reliable supplier of furniture and equipment for educators, we believe this positions us to reward stockholders by conscientiously serving our customers.
To that end, we believe it’s also appropriate to express gratitude for those who make it possible to do what we love doing. So, to our stockholders, customers, employees, suppliers, financial partners, and the communities of Torrance, California and Conway, Arkansas, we say “Thank You” for a successful 2007. We hope to do even better in 2008.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing